UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2017

Mitek Systems, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35231	87-0418827
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 B Street, Suite 100 San Diego, California		92101
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (619) 269-6800
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2017, the Board of Directors of Mitek Systems, Inc. (the “Company”) appointed the Company’s Chief Marketing Officer, Kalle Marsal, to the position of Chief Operating Officer.

Mr. Marsal, age 45, joined the Company as Chief Marketing Officer in September 2016. Mr. Marsal has over 20 years of experience in general management, business development, finance, marketing, corporate strategy and acquisitions, and holds three degrees from Stanford University. He previously served as Vice President of Product Management, Inkjet Printing Business at HP Inc., a global leader in computing and printing solutions, from April 2015 through August 2016. Prior to that, from 2004 to March of 2015, Mr. Marsal held a variety of business and product management positions with increasing seniority at HP, Inc., including management functions for both domestic and international operations and was instrumental in building a retail and cloud services business for consumer printing. He began his career as an associate at Bain and Company. Mr. Marsal holds a B.S. in Industrial Engineering, with distinction, and a M.S. in Industrial Engineering from Stanford University. He also holds an MBA from Stanford University Graduate School of Business, where he was honored as an Arjay Miller Scholar..

There is no agreement or understanding between Mr. Marsal and any other person pursuant to which he was appointed as the Company’s Chief Operating Officer and there are no changes in Mr. Marsal’s current compensation as a result of the change in title. In addition, there are no family relationships between Mr. Marsal and any of the Company’s directors or other executive officers, nor are there any transactions in which Mr. Marsal has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Mitek Systems, Inc.

By:     /s/ Jason L. Gray
Jason L. Gray
General Counsel

Date: July 27, 2017